Exhibit 16.1

July 15, 2019

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

We have been furnished a copy of the response to Item 4.01 of Form 8-K of the event that occurred on July 10, 2019 to be filed by our former client Enterprise Diversified, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ CHERRY BEKAERT LLP